EXHIBIT 99.1

                                NEWS RELEASE

For Further Information

Contact:    Union Trust Company                       April 21, 2004
            Jeannie Merchant

Telephone:  667-2504

For Immediate Release

                 Union Trust Reports First Quarter Earnings

      Ellsworth - Union Bankshares Company is pleased to announce that net income for the first quarter of 2004 increased by 5.2% or $63,468 over the same period last year. "We were able to improve the bottom line despite some very difficult challenges which face the financial services industry," stated Peter Blyberg, President and CEO of Union Trust Company. The major component of the increase was the healthy rise in net interest income due to strong asset growth since the first quarter of last year. Total loans and investments grew year on year by $54.5 million or 15.8% resulting in an increase in net interest income of $589,000 as compared to the same period of 2003. On the balance sheet, the loan portfolio grew by $50.5 million or 22.13% over first quarter 2003 while deposits were up $9.6 million or 3.54% year on year.

      Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From fifteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. As of December 31, 2003, Union Trust had assets in excess of $464 million. Union Trust can be found on the Internet at www.uniontrust.com.